Exhibit 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Form S-1for GSP-2, Inc. of our report dated March 31, 2011, relating to the consolidated balance sheets of GSP-2, Inc. and Subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2010 and 2009. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Sherb & Co., LLP
Sherb & Co., LLP
New York, New York
January 25, 2012